Exhibit 99.1
Sutura®
FOR IMMEDIATE RELEASE
SUTURA RESTRUCTURES TERMS OF DEBT FINANCING WITH WHITEBOX
Fountain Valley, CA — March 31, 2006 - Sutura, Inc. (“Sutura”) (OTCBB:SUTU), a California-based medical device company, announced today it has signed an amendment to its existing agreements with Minneapolis-based Whitebox Advisors, LLC that, among other things, extends repayment of certain of the secured convertible promissory notes issued to Whitebox by the Company and defers the March 31, 2006 interest payments due under the notes until July 31, 2006. Whitebox represents a group of funds that invested $16.55 million in Sutura in 2004 and 2005.
Anthony Nobles, President and CEO of Sutura stated, “The extension gives Sutura an opportunity to consider and explore alternative long-term capital structures for the Company. It also enables us to pursue the optimum financing approach for Sutura’s capital requirements over the next year.”
Egbert Ratering, Chief Financial Officer of Sutura stated, “The extension substantially improves our cash position allowing greater resources for executing our sales plan. This also significantly demonstrates the commitment by our partners at Whitebox.
“During the past several weeks, Sutura has looked at a number of financing alternatives. Based on this review, we believe that time will work in our favor in negotiating the most appropriate capital structure for the Company. This extension gives us a longer time-frame to explore further financing opportunities that may become available and enabled us to extend the term of the Whitebox notes at a competitive cost of capital and with very minimal encumbrances.”
Under the new terms, among other things, the maturity dates on each of the Whitebox notes otherwise due on March 19, 2005 and on September 6, 2006 was extended until July 1, 2007, and the per share exercise price of the warrants issued in connection with each of the financings was changed to $0.45. The amendment also provides that the interest rate on the Whitebox notes shall be eight percent (8%) per annum if the Company raises $10 million or more in equity financing on or before July 31, 2006, but if the Company raises at least $10 million in capital on or before July 31, 2006, but such capital consists of less than $10 million of equity financing, then the interest rates shall be adjusted to nine percent (9%) per annum. Further, if Maker fails to raise at least $10 million of capital by July 31, 2006, then the interest rates on the notes shall be adjusted to twelve percent (12%) per annum. The interest payments otherwise due on March 31, 2006 under the Whitebox notes have been deferred to July 31, 2006.
About Sutura, Inc.

Sutura®, Inc. (www.suturaus.com) is a medical device company that has developed a line of innovative, minimally invasive, vascular suturing devices to suture the puncture created in arteries during open surgery and catheter-based procedures. The Company’s line of SuperStitch medical devices provide sutured closure of the arteriotomy site utilizing the existing catheter sheath introducer or cannula during fluoroscopically guided procedures and directly through the open arteriotomy during open surgical procedures. Within the United States the
8F & 6F SuperStitch devices are available for use in performing vascular stitching in general surgery, including endoscopic procedures. It is not intended for blind closure of an arteriotomy site. The SuperStitch 8F & 6F is approved in the European Union and CE marked with the indication for use as follows: The SuperStitch is indicated for use in performing vascular stitching in general surgery, including endoscopic procedures. In the EU there is no requirement for the use of fluoroscopic guidance. Sutura’s headquarters are in Fountain Valley, California. “Sutura®” and “SuperStitch®” are registered trademarks of Sutura, Inc.
For more information contact:
Sutura, Inc.
Barry Forward
Corporate Communications
866-676-8386
www.suturaus.com
Forward-Looking Information Is Subject to Risk and Uncertainty
Certain statements in this press release may contain projections or “forward-looking” information (as defined in the Private Securities Litigation Reform Act of 1995) that involve risk and uncertainty. The words “aim”, “plan”, “likely”, “believe”, “expect”, “anticipate”, “intend”, “estimate”, “will”, “should”, “could”, “may”, “appears”, and other expressions that indicate future events and trends identify forward-looking statements. These statements are not guaranties of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Forward-looking statements are based upon assumptions as to future events that may not prove to be accurate. Actual outcomes and results may differ materially from what we express or forecast in these forward-looking statements. As a result, these statements speak only as of the date they were made and we undertake no obligation to publicly update or revise any forward-looking statements. Our actual results and future trends may differ materially from our forward-looking statements depending on a variety of factors including the acceptance of the SuperStitch® devices by medical providers and the marketplace in general and the success of the proposed sales and marketing plan, the continued growth of the vessel closure marketplace, the company’s ability to obtain needed equity or debt financing in the future, and the company’s ability to continue to expand and protect its technology patents.